UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 13, 2011

TEARLAB CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7360 Carroll Rd, Ste 200
San Diego, CA  92121
(Address of principal executive offices, including zip code)

(858) 455-6006
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

In July 2009, the Company entered into an agreement with certain investors whereby the investors agreed to provide financing, or the Financing, to the Company through the purchase of convertible secured notes, or the Notes, in the aggregate amount of $1.55 million.  On August 31, 2009, an additional $200,000 of financing was received by the Company to bring the aggregate total funding received to $1.75 million. On June 13, 2011, the holders of at least 51% of the outstanding principal amount of the Notes elected to convert all of the Notes into shares of the Company’s common stock in accordance with the terms of the Notes.  Accordingly, the Notes were converted into 1,629,539 shares of the Company’s common stock on that date.  The Notes bore interest at a rate of 12% per annum and had they not been converted, the Notes would have matured on the second anniversary of their issuance.  The conversion price of the Notes of $1.3186 was determined on August 31, 2009 and represents 80% of the volume weighted average price on the NASDAQ stock market for the ten trading days prior to August 31, 2009.  The Notes were secured by substantially all of the assets of the Company.

In accordance with the terms of the Financing, on the date the Notes were converted the Company issued warrants with a life of five years to purchase 109,389 shares of common stock, or the Warrants, upon the conversion of the Notes.  The exercise price of the Warrants is $1.60 per common share which is equal to the closing bid price per share of the Company’s common stock on the NASDAQ stock market on July 15, 2009.

The foregoing description of the Financing, Notes and Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, the Form of 12% Convertible Secured Note, the Form of Warrant and the Security Agreement, each dated July 15, 2009, which were filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to the Current Report on Form 8-K filed on July 16, 2009 and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ William G. Dumencu
William G. Dumencu Chief Financial Officer
Date:  June 15, 2011